EXHIBIT 21

ALPHABETICAL LIST OF WHOLLY-OWNED SUBSIDIARIES

Anguilla Hotel Management, Inc.
Brewster Wholesale Corporation
Charterhouse of Cambridge Trust
Florida Sonesta Corporation
Hotel Corporation of America
Hotel Corporation of Georgia
Key Biscayne Land Corporation
Newo Aruba N.V.
P.R. By Design, Inc.
Royal Sonesta, Inc.
Sonesta Charitable Foundation, Inc.
Sonesta Coconut Grove, Inc.
Sonesta Costa Rica, S.A.
Sonesta Curacao Hotel Corporation, N.V.
Sonesta Hotels of Anguilla Limited
Sonesta Hotels of Florida, Inc.
Sonesta Hotels of Mississippi, Inc.
Sonesta International Hotels Limited:
Sonesta Orlando, Inc. (formerly S.I.A. Advertising, Inc.)
Hotel Corporation of America (Bermuda) Limited
Port Royal Company, Limited
Sonesta Licensing Corporation
Sonesta Louisiana Hotels Corporation
Sonesta of Massachusetts, Inc.
Sonesta Middle East Hotel Corporation
TBD, Inc.